UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2008

DISCOVER FINANCIAL SERVICES

(Exact name of registrant as specified in its charter)

Commission File Number: 001-33378

Delaware	36-2517428
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2500 Lake Cook Road, Riverwoods, Illinois 60015

(Address of principal executive offices, including zip code)

(224) 405-0900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 21, 2008, the Compensation Committee (the “Committee”) of the Board of Directors of Discover Financial Services (the “Company”) established the parameters of the Company’s bonus program for executive officers under the Company’s Omnibus Incentive Plan for 2008 (the “Plan”). The Committee established an incentive pool of 5% of the Company’s fiscal 2008 after-tax net income from continuing operations. The Committee allocated a percentage of the pool to each executive officer in the Plan.

After 2008 after-tax net income is determined, the Committee will approve actual bonuses. The Company’s executive officers do not have target bonus amounts. However, the 2008 bonus amounts will be determined by using the prior year’s bonus as a reference point and then adjusting that amount based on reviewing the Company’s 2008 performance with respect to net income, return on equity, earnings per share and progress towards the Company’s 2008 strategic objectives. In no event can an officer’s bonus exceed such officer’s allocated percentage of the incentive pool.

The allocated percentage of the incentive pool is: 21% for David W. Nelms, Chief Executive Officer; 18% for Roger C. Hochschild, President and Chief Operating Officer; and 9% for each of Roy A. Guthrie, Executive Vice President and Chief Financial Officer, Diane E. Offereins, Executive Vice President, Chief Technology Officer and PULSE Network and Carlos Minetti, Executive Vice President, Cardmember Services and Consumer Banking.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DISCOVER FINANCIAL SERVICES

Dated: February 26, 2008	By:	/s/ Simon Halfin
	Name:	Simon Halfin
	Title:	Assistant Secretary